Exhibit 10(a)100

SUMMARY OF EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following is a description of certain compensation arrangements of named executive officers and members of the Board of Directors of Entergy Corporation (the "Company") in effect as of December 31, 2004.

Compensation of Executive Officers

Annual Base Salary

As of December 31, 2004, the base salaries for the named executive officers of the Company were:

E Renae Conley	$ 349,000
Leo P Denault	$ 500,000
Joseph F Domino	$ 276,500
J Wayne Leonard	$ 1,100,000
Hugh T McDonald	$ 282,000
Daniel F Packer	$ 263,000
Mark T Savoff	$ 500,000
Carolyn C Shanks	$ 276,000
Robert D Sloan	$ 432,600
Richard J Smith	$ 500,000
Gary J Taylor	$ 420,000

Annual Incentive Bonus

The Company's executive officers participate in the Executive Annual Incentive Plan ("EAIP"). The EAIP is designed to reward management for attainment of short-term performance targets. These include but are not limited to:

  improvement in earnings per share,
  operating cash flows,
  control of operation and maintenance costs,
  safety, and
  customer satisfaction

The measures have varying weights and are specifically tailored to each executive's responsibilities.

Non-Employee Director Compensation

Directors who are Entergy officers do not receive any fixed fee for service as a director. Non-employee directors are compensated through a combination of cash payments such as attendance fees and a stipend for serving as committee chairmen, equity-based compensation, benefits and reimbursements. Entergy's Chairman of the Board also receives compensation for service in this capacity.

Cash Compensation

Attendance Fees Each non-employee director receives a fee of $1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board meeting. If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the fee of an attending member. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or committee meeting. Directors receive only one-half the fees set forth above for telephone attendance at Board or committee meetings.

Chairmanships The committee chairpersons of the Audit Committee and Nuclear Committee are paid an additional $10,000 annually, and the committee chairpersons of the Executive Committee, Personnel Committee, Corporate Governance Committee and Finance Committee are paid an additional $5,000 annually.

Quarterly Payments Each calendar quarter, Entergy makes a cash payment to all non-employee directors equaling the value of 75 shares.

Deferral of Cash Compensation Any director may elect to defer payment of some or all of the cash compensation that would otherwise become due to him or her in a given calendar year. This election must be made in the calendar year preceding the year in which the director is to receive payments. Payment of deferred amounts is made in one or more annual installments as selected in the discretion of the director. All deferrals are subject to applicable deferral elections. Post-2004 deferrals of cash compensation are subject to the requirements of Internal Revenue Code Section 409A.

Benefits

The non-employee Directors have the opportunity to receive annually an executive physical examination either from their local physician or at the Mayo Clinic's Jacksonville, Florida location. The Corporation will pay the cost of the physical examination, and, if at Mayo, travel and living expenses. Non-employee Directors are reimbursed for all normal travel and expenses associated with attending Board and committee meetings as well as inspection trips and conferences associated with their Board duties and spousal travel to certain Board functions, including a "gross up" payment to cover taxes incurred on reimbursement of spousal travel. The Company purchases several types of insurance for the benefit of its non-employee directors, including director and officer liability insurance, life insurance, accidental death and dismemberment insurance, personal accident insurance, and additional coverage if the accident occurs in an aircraft owned by the Company. Outside directors are also eligible to purchase, on an after-tax basis, medical coverage comparable to that provided under the Company's Medical Plan.

Compensation for Chairman of Board

In 2004, Robert v.d. Luft was paid $200,000 plus 20,000 stock options (granted at market price) to serve as Chairman of the Board. In addition, the Company provides, at its expense, financial counseling services for Mr. Luft on the same terms and conditions that it provides those services to executive officers of the Company. Finally, as an outside director, Mr. Luft receives the compensation and benefits described above.